UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 4, 2008

DEBT RESOLVE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-33110	33-0889197
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

707 Westchester Avenue, Suite L7
White Plains, New York	10604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 949-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

On August 4, 2008 (the “Termination Date”), the audit committee of the board of directors of the Registrant approved dismissal of Marcum & Kliegman LLP (“M&K”) and the engagement of RBSM, LLP (“RBSM”) as our independent registered public accounting firm. RBSM was engaged on August 5, 2008 as the Registrant's new independent registered public accounting firm.

For each of the two years ended December 31, 2007 and 2006, and thereafter through the Termination Date, we did not consult with RBSM regarding either: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement or event identified in response to Item 304(a)(1)(iv)(B) of Regulation S-B.

The reports of M&K on the Registrant's financial statements for each of the two years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit reports contained an explanatory paragraph describing the existence of substantial doubt about the Registrant's ability to continue as a going concern.

For each of the two years ended December 31, 2007 and 2006, and thereafter through the Termination Date, there were no disagreements with M&K on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of M&K would have caused M&K to make reference to the subject matter of the disagreement in connection with its reports.

The Registrant has provided M&K with a copy of this current report on Form 8-K/A and has requested M&K to furnish the Registrant with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements. A copy of M&K’s letter dated August 20, 2008 is included as Exhibit 16.1 hereto.

As of March 31, 2008, M&K reported to our audit committee that a reportable condition was identified in our internal controls over financial reporting that constitutes a “material weakness.” The material weakness relates to a limited segregation of duties at the Company and could impact the accuracy and completeness of the Company’s financial reporting. However, at this time, management does not believe that there have been any material misstatements to the Company’s financial statements as a result of the aforementioned material weakness. As of this date, management has not yet remedied this material weakness.

The audit committee of the board of directors of the Registrant discussed “material weakness” referred to above with M&K. Registrant has authorized M&K to respond fully to the inquiries of RBSM concerning the material weakness. The Company intends to address this material weakness by devoting additional personnel to more specific accounting and reporting functions when additional funding is obtained.

ITEM 8.01 - OTHER EVENTS

8.01(a)  In order to focus on its core Internet business, and eliminate any chance of a conflict of interest between the Company and potential clients, the Company has ceased operations of its subsidiary, First Performance Corporation (“FPC”). FPC was valuable as a laboratory for the development of new products, now in the pipeline, but is no longer needed. Ceasing FPC operations was part of an overall cost reduction initiative and will reduce the Company’s costs by over $125k per month.

8.01(b)  In connection with the Securities Purchase Agreement dated March 31, 2008 between Harmonie International LLC (“Harmonie”) and the Company (the “SPA”), which required the purchase by Harmonie from the Company for Seven Million Dollars ($7,000,000.00) of (i) 2,966,102 shares (the "Shares") of the authorized but unissued shares of the Company's common stock, par value $.001 per share (the "Common Stock"), and (ii) warrants to purchase up to 3,707,627 shares of the Common Stock (the “Warrants”), attached as Exhibit 99.2 hereto is an August 7, 2008 email received by the Company from William Donahue, CEO of Harmonie. Despite receipt of the communication, there is no assurance that Harmonie will fund as stated. Harmonie continues to confirm their commitment to fund but has failed to do so, nor has it offered any proof of funds nor provide a firm funding date. In the event that Harmonie does not fund within a short period of time, the Company intends to pursue legal action against Harmonie and others for specific performance of the Securities Purchase Agreement and for damages. Debt Resolve will seek damages of at least $7,000,000 on account of Harmonie's breach of the SPA, and at least $3,000,000 for damages consequently suffered by Debt Resolve in reliance on the repeated representations of Harmonie and others that Harmonie was funding the amount under the SPA.  In addition, Debt Resolve will seek $500,000 for its out-of-pocket expenses incurred in this transaction and the collection of these amounts.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

Exhibit No.	Description

16.1	Letter from Marcum & Kliegman LLP.

99.2	Email dated August 7, 2008 received by the Company from William Donahue, CEO of Harmonie.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEBT RESOLVE, INC.

Date: August 20, 2008
By:  /s/ Kenneth Montgomery

Kenneth Montgomery, CEO